Exhibit 5(a)
March 12, 2008
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Re:  Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Solutia Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-146957) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of 20,644 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) by certain selling stockholders (the “Selling Stockholders”).
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; (ii) certain resolutions adopted by the board of directors of the Company; (iii) the Registration Statement; (v) Solutia’s Fifth Amended Joint Plan of Reorganization (as Modified); and (vi) the Order Confirming Solutia’s Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and Approving the Global Settlement, Monsanto Settlement and the Retiree Settlement. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.
For purposes of this opinion, we have made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the authenticity of the originals of all documents submitted to us as copies; (iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; (v) the authority of such persons signing on behalf of the parties thereto; (vi) the due authorization, execution and delivery of all documents by the parties thereto; and (vii) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have also made other assumptions we have deemed appropriate for purposes of this letter.
Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that each share of Common Stock to be sold by the Selling Stockholders and registered with the SEC under the Registration Statement was duly authorized, legally issued, fully paid and non-assessable.
In rendering the foregoing opinion, we have relied as to certain factual matters upon statements of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and is not to be used, circulated or quoted or otherwise relied upon for any other purpose.
Very truly yours,
/s/ KIRKLAND & ELLIS LLP